EXHIBIT 16.1

Miller and McCollom, CPAs

4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033, Phone (303) 424-2020 Fax (303) 424-2828

July 10, 2006

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.

USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Amended Form 8-K, dated  June 23, 2006 of Olympic Weddings International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 through 4. We have no basis to agree or disagree with statements in paragraph 5.

Yours truly,

/s/ Miller and McCollom

Miller and McCollom